Exhibit 99.1

Albanian Production Sharing Contract for Blocks 2 and 3 Approved
Manas Petroleum Corp. (MNAP.OB) (Manas)

Baar, Switzerland, November 10th 2008

Manas Petroleum Corp., a Baar, Switzerland based company, today announces its wholly owned subsidiary, DWM Petroleum AG, has signed a Production Sharing Contract (PSC) for Blocks 2 and 3 in Albania. The blocks cover approximately 3,400 km2 (approximately 850,000 acres). The Albanian government was represented by Mr. Genc Ruli the Minister of Economy, Trade and Energy and Manas & DWM by Chairman Heinz J. Scholz.  Formal ratification of the PSC by Albania's Council of Ministers is expected in the near future.

Blocks 2 and 3 were explored by Occidental Petroleum and the Albanian National Petroleum Company “Albpetrol”. In December 2001, Occidental Petroleum’s Shpiragu-1 well (Block 2) was declared an oil discovery (TD= 5333 Meters; 17500 feet). Shpiragu-1 demonstrated the presence of Light 37-40 API gravity oil with 2.3% sulfur at average rate 400-1200 bpd oil and associated gas with minor CO2 and H2S with GOR between 2000-5000scf/bbl from the Eocene-Cretaceous carbonate subthrust sheet. The flow rates were achieved despite severe reservoir damage due to drilling mud invasion into the formation. The Shpiragu closure was initially mapped with an areal extent of 31.8 km2. Offset wells on the producing Cakran Field have penetrated a 600-700m thick reservoir sequence while from the outcrop the thickness of Ionian reservoir sequence (Eocene-Upper Triassic) can reach up to 2500-2800m. Out of 800-1000m thickness of the expected net pay in Shpiragu, only 400m of the Ionian reservoir was intersected in the Shpiragu-1 well. Typical recovery factors in similar reservoirs in Albania are 25%-35%.

During the drilling of Shpiragu, the operator encountered some well stability problems and the use of additional casing strings forced a reduction of the drill string diameter. To plan for upcoming drilling Manas-DWM has contracted renowned consultants JRS Petroleum Research (Adelaide Australia) to analyze in-situ stress data in order to optimize the design and in particular the mud-system - wellbore stability for the planned drilling campaign. Manas plans to deviate the well trajectory in the reservoirs section in order to maximize intersection of open fracture sets.

As the existence of oil is proven, DWM intends appraising the Shpiragu reservoir by drilling an appraisal well in Phase I. Manas secured drill rigs for possible drilling campaigns in Q2 2009 by signing a Letter Of Intent with Croatia's Crosco and a Memorandum of Understanding with the Russian Company JSC "SPC" Nedra, respectively. Crosco drilled several deep wells in Albania, including Occidental Petroleums discovery well in Blocks 2 and 3. JSC "SPC" Nedra are deep drilling experts, recently completing an 8.2km gas producer in Siberia.

Blocks 2 and 3 require no further seismic acquisition, however, existing high resolution 2D seismic data suggests significant potential for additional structures which have been mapped by the Manas Albanian project team.

Description of the company:

Manas Petroleum is an international oil and gas company with primary focus on exploration and development in south-eastern Europe, Central Asia and South America.

In Albania, Manas has developed a giant exploration project with a total resource potential (P50) of 2.9 billion barrels (independent resource evaluation, Gustavson, 2008). In Kyrgyzstan, Manas has signed a US $54 million farm-out agreement with Santos a large independent Australian oil and gas producer covering its 1.2 billion barrels in place, light oil play (independent resource evaluation Scott Pickford, 2006). The development of the company's neighboring Tajikistan license is now covered by an option farm out agreement also with Santos. In Chile, Manas and US partner IPR farmed out a large natural gas exploration project to a consortium of local operators.

Manas is currently maturing its enormous resource potential by acquiring seismic prior to drilling.
Manas Petroleum Corporation is currently listed on the NASDAQ OTC board (MNAP.OB).

Disclaimer

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates", "believes", "estimates", "expects", "plans", "intends", "potential" and similar expressions. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward looking statements.

Contact:
Bahnhofstr. 9, P.O. Box 155
CH-6341 Baar
Switzerland
Phone:    +41 44 718 1030
Fax:      +41 44 718 1039
Email:    info@manaspete.com
Web:        www.manaspete.com